Exhibit 99.1

Acceleron Pharma Reports Third Quarter 2014 Financial and Operational Results

– Phase 2 data from beta-thalassemia and MDS trials selected for oral presentations at ASH –
– Phase 2 data from end-stage renal disease trial to be presented at ASN –
– Initiated final stage of beta-thalassemia and MDS phase 2 clinical trials –
– Innovative muscle drug now in human clinical trials –

Cambridge, Mass. – November 7, 2014 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today provided a corporate update and reported financial results for the third quarter ended September 30, 2014.

“Over the next few weeks, we are poised to share new data from several ongoing clinical trials in multiple indications, highlighting the substantial promise of our pipeline,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “Acceleron is pioneering the understanding of the powerful biology of the TGF-beta superfamily and is applying this knowledge to create a robust and growing pipeline of innovative drug candidates. We look forward to initiating our first phase 3 trial next year in beta-thalassemia patients, and we continue to expand our pipeline by bringing a fourth compound, an innovative muscle therapeutic, into clinical development.”

Recent Highlights and Current Updates

Clinical Development Programs

•	Initiated expansion cohort in the ongoing luspatercept phase 2 clinical trial in beta-thalassemia patients - The expansion cohort is the final stage of the phase 2 clinical trial.

•	Initiated expansion cohort in the ongoing luspatercept phase 2 clinical trial in myelodysplastic syndromes (MDS) patients - The expansion cohort is the final stage of the phase 2 clinical trial.

•
Initiated two 12-month extension studies of luspatercept in beta-thalassemia and MDS patients - Patients who participated or are currently participating in the phase 2 studies will have the option to enroll in the recently initiated 12-month extension studies for the respective disease.

•
Initiated a phase 1 clinical trial with innovative muscle drug, ACE-083 - ACE-083 is designed to selectively increase muscle mass and strength in the muscles in which the drug is administered by blocking proteins in the TGF-beta superfamily that inhibit muscle growth.

Upcoming Milestones

•
Poster presentation of sotatercept data from the phase 2a clinical trial in end-stage renal disease patients at ASN - Acceleron’s collaboration partner, Celgene, will present preliminary data from the ongoing dose escalation study, including safety and effects on hemoglobin, bone density and vascular calcification, in two poster presentations on Thursday November 13, 2014 at the American Society of Nephrology (ASN) Kidney Week 2014 in Philadelphia.

•
Oral presentation of luspatercept data from the phase 2 clinical trial in beta-thalassemia patients at ASH - Acceleron’s clinical investigators will present preliminary data at an oral presentation on Sunday, December 7th at the annual meeting of the American Society of Hematology (ASH) in San Francisco.

•
Oral presentation of luspatercept data from the phase 2 clinical trial in MDS patients at ASH - Acceleron’s clinical investigators will present preliminary data at an oral presentation on Monday, December 8th at ASH.

•
Poster presentation of sotatercept data from the phase 2 clinical trial in MDS patients at ASH - Acceleron’s collaboration partner, Celgene, will present preliminary data in a poster presentation on Sunday, December 7th at ASH.

Other Business Highlights

•
Terrence C. Kearney appointed to the Acceleron Board of Directors - Terry Kearney was appointed to the Board and to the position of Chair of the Audit Committee in July. He has more than three decades of global healthcare experience at major pharmaceutical and life sciences companies. Most recently, he served on the executive management team for Hospira, Inc. where he held the role of Chief Operating Officer from 2006 through 2011 and Chief Financial Officer from 2004 to 2006. He serves as Chair of the Audit Committee and member of the Management Development and Compensation Committee for Vertex Pharmaceuticals and was recently elected to the Board of Directors of Theravance, Inc.

Financial Results

•
Cash Position – Cash and cash equivalents as of September 30, 2014 were $189.3 million. Acceleron expects that its cash and cash equivalents balance as of September 30, 2014 will be sufficient to fund the Company’s operations into the second half of 2017.

•
Revenue – Collaboration revenue was $3.5 million for the third quarter of 2014 compared to $4.3 million for the comparable period in 2013. The decrease for the third quarter of 2014 compared to the comparable period in 2013 was due to lower deferred revenue recognition and reimbursable activities under our collaboration agreement with Celgene.

•
R&D Expenses – Research and development expenses were $11.9 million for the third quarter of 2014, compared to $8.1 million for the comparable period in 2013. The $3.8 million increase was primarily due to increases in direct program expenses.

•	G&A Expenses – General and administrative expenses were $3.0 million for the third quarter of 2014, compared to $3.0 million for the comparable period in 2013.

•
Net Loss – Our net loss was $8.0 million for the third quarter of 2014, compared to a net loss of $18.5 million for the comparable period in 2013. Of the $10.5 million period over period decrease in net loss, $14.5 million was due to the impact in marking-to-market the common warrants, offset in part by a $3.8 million increase in R&D expense.

Conference Call, Webcast and Prepared Statement Information
The company will host a conference call and live audio webcast to report its third quarter financial results for 2014 and provide a corporate update on November 7, 2014, at 9:00 AM EST. To participate by teleconference, please dial 877- 312-5848 (domestic) or 253-237-1155 (international) and refer to the “Acceleron Q3 Earnings Call.” To access the live webcast and read the Company’s prepared statement for this earnings call, please select “Events & Presentations” in the Investors & Media section on the Company’s website (www.acceleronpharma.com). To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.
A replay of the webcast will be archived on the Company’s website and accessible approximately two hours after the event.

About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases. The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action. These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.
For more information, please visit www.acceleronpharma.com.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$189,256	$113,163
Other assets	11,456	10,569
Total assets	$200,712	$123,732

Accrued expenses	5,938	6,927
Notes payable, net of discount	—	16,868
Deferred revenue	6,349	7,651
Warrants to purchase common stock	15,028	30,753
Other liabilities	5,776	3,721
Total liabilities	33,091	65,920
Total stockholders’ equity	167,621	57,812
Total liabilities and stockholders’ equity	$200,712	$123,732

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended September 30,
	2014	2013
Collaboration revenue	3,508	4,270
Costs and expenses:
Research and development	11,876	8,143
General and administrative	3,023	3,011
Total costs and expenses	14,899	11,154
Loss from operations	(11,391)	(6,884)
Other income (expense), net	3,419	(11,629)
Net loss	$(7,972)	$(18,513)
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	(6,272)
Net loss applicable to common stockholders—basic	$(7,972)	$(24,785)
Net loss per share applicable to common stockholders:
Net loss	$(7,972)	$(18,513)
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	(6,272)
Net loss applicable to common stockholders—diluted	$(7,972)	$(24,785)
Net loss per share applicable to common stockholders— basic and diluted:
Basic	$(0.25)	$(5.62)
Diluted	$(0.25)	$(5.62)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders:
Basic	31,855	4,406
Diluted	31,855	4,406

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, luspatercept, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash position will be insufficient to fund operations into the second half of 2017, that preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, that the Company may be delayed in initiating or completing any clinical trials, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on March 17, 2014, and other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:
Maureen L. Suda
Suda Communications LLC
585-387-9248

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